Exhibit 8.1



                                                  December 30, 2002



Countrywide Securities Corporation                The Bank of New York
4500 Park Granada                                 101 Barclay Street
Calabasas, California  91302                      New York, New York  10286

Banc of America Securities LLC
100 North Tryon Street
11th Floor
Charlotte, North Carolina 28255



               Re:  CWABS, Inc.
                    Asset-Backed Certificates, Series 2002-5
                    ----------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel for CWABS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the CWABS, Inc. Asset-Backed Certificates of the above-referenced Series (the "Certificates"). The Class AV-1, Class AV-2, Class AF-1, Class AF-2, Class AF-3, Class AF-4, Class AF-5, Class AF-6, Class A-R, Class MV-1 Class MV-2, Class MF-1, Class MF-2, Class BV and Class BF Certificates are referred to herein as the "Public Certificates".

     The Certificates represent the entire beneficial ownership interest in a trust fund (the "Trust Fund") created pursuant to a Pooling and Servicing Agreement dated as of December 1, 2002 (the "Pooling and Servicing Agreement") by and among the Company, as depositor, Countrywide Home Loans, Inc. ("CHL"), as seller, Countrywide Home Loans Servicing LP, as master servicer and The Bank of New York, as trustee (the "Trustee"). The assets of the Trust Fund consist primarily of a pool of fixed rate mortgage loans (the "Mortgage Loans") secured by second liens on one- to four-family residential properties.

     Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

     In arriving at the opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the following:

          (1) Signed copy of the Registration Statement on Form S-3 (File No. 333-101101) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), on November 8, 2002 (such registration statement, as declared effective by the Commission on December 9, 2002, is referred to herein as the "Registration Statement").

          (2) The Prospectus dated December 11, 2002 (the "Basic Prospectus"), as supplemented by the Prospectus Supplement relating to the Public Certificates, dated December 19, 2002 (the "Prospectus Supplement"), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Basic Prospectus, as supplemented by the Prospectus Supplement, the "Prospectus").

          (3) The Pooling and Servicing Agreement (together with the Prospectus, the "Documents").

          (4) A specimen Certificate of each Class of Certificates.

     In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained in the Documents. Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein. We have assumed that the transactions described are not part of another transaction or another series of transactions that would require the Company, any investor, or other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of sections 6011, 6111, or 6112 of the Code.

     As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representatives of the Company and of public officials and agencies. We have, for purposes of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Certificates.

     As of the Closing Date, each REMIC created pursuant to the Pooling and Servicing Agreement will qualify as a REMIC within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), assuming (i) elections are made with respect to each REMIC created pursuant to the Pooling and Servicing Agreement and (ii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder. The Public Certificates (other than the Class A-R Certificates) represent ownership of regular interests in a REMIC. The Class A-R Certificates represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement. The rights of the Public Certificates (other than the Class A-R Certificates) to receive payments from the Carryover Reserve Fund represent, for federal income tax purposes, separate contractual rights within the meaning of Treasury regulation ss.1.860G-2(i).

     The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                            Very truly yours,


                                            /s/ Sidley Austin Brown & Wood LLP